Exhibit (h)(4)(ii)

REVISED SCHEDULE A

To the Expense Limitation Agreement

(updated as of July 8, 2008)

New Funds

Fund Name	Expense Reimbursement Expiration Date	Recoupment Period Expiration Date
Allianz RCM Global Water Fund	11/30/08	11/30/11
Allianz RCM Global EcoTrendsSM Fund*	11/30/08	11/30/11
Allianz NACM Global Equity 130/30 Fund**	11/30/08	11/30/11
Allianz RCM All Horizons Fund	11/30/08	11/30/11
Allianz RCM Disciplined Equity Fund	11/30/08	11/30/11
Allianz RCM International Opportunities Fund	11/30/08	11/30/11

*	The expense reimbursement period begins upon the Allianz RCM Global EcoTrendsSM Fund’s commencement of operations as a series of the Trust.

**	The “Attributable Class Operating Expenses” and “Effective Class Operating Expenses” of the Allianz NACM Global Equity 130/30 Fund are deemed to include interest on securities sold short and substitute dividend expenses on securities sold short.

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, on this 8th day of July, 2008.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Andrew J. Meyers
Name:	Andrew J. Meyers
Title:	Managing Director and COO